Exhibit 10.3

December 10, 2014

Charles Read
3225 Oakmead Village Drive, M/S 1223
P.O. Box 58039
Santa Clara, CA 95052-8039
Re:    Equity Award Amendment
Dear Charles:
As you know, the strategic combination between Applied Materials, Inc. (“Applied” or the “Company”) and Tokyo Electron Limited (the “Transaction”) is a large and highly complex undertaking that may take a lengthy period of time to complete. Your continued contributions as a part of Applied’s deep and talented leadership team are critical to the Company in order to ensure the successful closing of the Transaction and post-closing planning and integration, while simultaneously leading the continued effective operations of Applied’s business. With this agreement (the “Agreement”), Applied would like to recognize your continuing dedication and provide further incentive for you to remain with Applied through and beyond the Transaction. We are pleased to offer you the changes to your equity award that are described below. In order to accept these changes to your equity award, please sign and return this Agreement by the deadline indicated below.
1.Change to Time-based Equity Awards. If the Transaction is completed, your restricted stock unit award covering shares of Applied common stock (“Shares”) that was granted on October 30, 2013 (the “Award”) will be amended to provide that the unvested Shares that are scheduled to vest during calendar year 2015 will accelerate vesting as of the date three trading days prior to the Expected Closing (as defined below). We refer to this change to the Award as the “Acceleration Amendment” and the date that it takes effect as the “Acceleration Amendment Date.” In order for the Acceleration Amendment to apply, your Award must be outstanding as of the Acceleration Amendment Date and be expected to be taxed under Section 4985 of the Internal Revenue Code of 1986, as amended (the “Code”). The Code Section 4985 tax will apply to your Award if, under Code Section 4985, you are expected to be a “disqualified individual” of Applied when the Transaction closes.

Charles Read
December 10, 2014

For purposes of this Agreement, (1) a “trading day” refers to any day on which Applied common stock is traded on the NASDAQ Global Select Market, and (2) the date the Transaction is expected to close (the “Expected Closing”) will be determined solely in the discretion of the Chair of the Human Resources and Compensation Committee of Applied’s Board of Directors (the “Chair”).
Please note that the Acceleration Amendment will not occur if for any reason the Transaction is terminated without being completed. Whether you are expected to be a disqualified individual for purposes of the first paragraph in this Section 1 will be determined by the Chair, in his sole discretion. Your amended Award will remain subject to all of the other terms and conditions in the agreement and the plan under which the Award was granted.
2.Assignment. Upon or at any time after the closing of the Transaction, you may become an employee of Applied’s parent entity or any of its subsidiaries. Applied may assign this Agreement and its rights and obligations to Applied’s parent entity or any other entity within the controlled group that includes Applied and its parent.
3.Section 409A. The payments and benefits under this Agreement are intended to be exempt from or otherwise comply with the requirements of Section 409A (as defined below) so that none of the payments or benefits to be provided under this Agreement will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms in this Agreement will be interpreted to be so exempt or otherwise comply with Section 409A. Each payment and benefit under this Agreement is deemed to be a separate payment for Section 409A purposes. You and Applied agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions that are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A. For purposes of this Agreement, “Section 409A” means Section 409A of the Code, any final regulations and guidance under that statute, and any applicable state law equivalent, as each may be amended or promulgated from time to time.
4.Tax Consequences. Applied makes no representations or warranties with respect to the tax consequences of any payments or benefits provided under this Agreement. You agree and understand that you are responsible for payment, if any, of local, state, and/or federal taxes on the payments and benefits provided under this Agreement and any penalties or assessments related to such taxes (including but not limited to under Section 409A, Code Section 4985, and Code Section 457A).
5.Severability. If any provision of this Agreement is held to be void, voidable, unlawful or unenforceable, the remaining portions of this Agreement will remain in full force and effect.

Charles Read
December 10, 2014

6.Arbitration of Disputes Relating to Agreement. Any dispute, controversy or claim arising under or in connection with this Agreement, or the breach of this Agreement, will be settled exclusively by arbitration in accordance with the Employment Arbitration Rules of the American Arbitration Association (“AAA”) now in effect, which are available online at http://www.adr.org/employment. Judgment upon the award rendered by the Arbitrator(s) may be entered in any court having jurisdiction of the matter. The arbitration will take place in Santa Clara County, California, unless otherwise required by law or ordered by the AAA. The Arbitrator will have full authority to award interim injunctive relief in addition to any and all other appropriate remedies otherwise available to the Arbitrator.
7.Governing Law. Unless otherwise governed by federal law, this Agreement will be governed by and construed in accordance with the laws of the State of California (except for its conflict of laws provisions).
8.Complete Agreement; Modifications. This Agreement contains the entire agreement of the parties with respect to this subject matter, and supersedes all prior and contemporaneous written and oral agreements, discussions, negotiations, understandings or courses of conduct with respect to this subject matter. This Agreement may not be modified or changed in any manner except by a writing executed by you and a duly authorized executive officer of Applied. No party is relying upon any other agreement, representation, statement, omission, understanding or course of conduct which is not expressly set forth in this Agreement. Headings used in this Agreement are for convenience only and will not be used to interpret its substantive terms.
To accept this Agreement, please date and sign this letter below where indicated and return it to Greg Lawler. If you do not accept this Agreement by December 19, 2014, it will not become effective.
We greatly appreciate your many contributions to Applied and look forward to your continued efforts towards the effective operations of Applied’s business, successful closing of the Transaction and post-closing integration.
Sincerely,
/s/ Michael R. Splinter

Michael R. Splinter
Executive Chairman of the Board of Directors
Applied Materials, Inc.

Charles Read
December 10, 2014

By signing this letter, I acknowledge that I have had the opportunity to review this Agreement carefully with an attorney of my choice; that I have read this Agreement and understand its terms; that I enter into this Agreement knowingly and voluntarily; and that I agree to and accept all of the terms set forth in this Agreement.
Agreed and Accepted:

Dated: December 11, 2014	Charles Read

/s/ Charles Read